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FOR IMMEDIATE RELEASE, JUNE 20, 2001

Contact: Adam Feild
         212 419 1623

         Gaynor McCown
         212 419 1733

EDISON SCHOOLS ANNOUNCES GUIDANCE FOR FISCAL 2002

PERIOD'S REVENUES EXPECTED TO CLIMB 42% TO $534 MILLION

COMPANY PREDICTS FIRST FULL YEAR OF POSITIVE EBITDA

ENROLLMENT EXPECTED TO INCREASE TO 75,000 STUDENTS AT 139 SCHOOLS

NEW YORK, June 20, 2001 - Edison Schools Inc. (Nasdaq: EDSN), the nation's leading private manager of public schools, provided quarterly guidance for its upcoming fiscal year at its investor conference yesterday.

The company expects revenues to climb by 42% to $534 million compared to current year expectations of $377 million. Gross site contribution is expected to climb by 48% to approximately $86 million or 16.1% of revenues, from current year analyst consensus estimates of $58 million and 15.4%, respectively. The company expects to post EBITDA, before non-cash charges, of approximately $11 million, its first full year of EBITDA. This compares with analyst consensus estimates for the current year EBITDA, before non-cash charges, of negative $7.7 million. Another key measure, the company's central spending, is projected to continue to improve from current year analyst consensus expectations of 17.4% to 14.1% in the coming year. Edison announced that it expected enrollment to top 75,000 students, up from 57,000, with 139 schools, up from 113 schools.

More detailed guidance is included at the end of this release. The company noted that its guidance is for its core business only, which includes company managed schools and summer schools but not its new initiatives, Teachers' College and Edison Affiliates.

"As we conclude our planning for the upcoming school year, we are pleased to be able to forecast progress on all of our key financial metrics," said Chris Whittle, the company's founder and CEO. "We are particularly pleased to be able to project our first full year of EBITDA, a significant step towards profitability."

Edison currently manages 113 public schools with a total enrollment of approximately 57,000 students. Through contracts with local school districts and public charter school boards, Edison assumes educational and operational responsibility for individual schools in return for per-pupil funding that is generally comparable to that spent on other public schools in the area. Over the course of three years of intensive research, Edison's team of leading educators and scholars developed an innovative, research-based curriculum and
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school design. Edison opened its first four schools in August 1995, and has grown rapidly in every subsequent year.

Any statements in this press release about future expectations, plans and prospects for the Company, including statements about financial results for the next fiscal year and other statements containing the words "believes," "anticipates," "plans," "expects," "will," "predicts," "projects," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: we could incur losses at our schools if we are unable to enroll enough students and we may encounter difficulties in opening a large number of new schools in a short period of time at the beginning of the coming school and other factors discussed in our most recent quarterly report filed with the SEC. In addition, the forward-looking statements included in this press release represent the Company's estimates as of June 20, 2001. The Company anticipates that subsequent events and developments will cause the Company's estimates to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's estimates or views as of any date subsequent to June 20, 2001.

        Edison Schools Inc.
        Fiscal 2002 Quarterly Guidance
        ($millions, except per share amounts)



                                          Q1          Q2          Q3          Q4          F2002
                                        -------     -------      ------       ------      ------
Revenue                               $  91.8      $ 137.4      $ 137.4      $ 166.9      $ 533.5
Direct Site Expense                      85.0        114.0        114.0        134.4        447.4

Gross Site Contribution                   6.8         23.4         23.4         32.5         86.1

Central Support*                         16.0         16.0         16.0         16.0         63.8
Pre-opening Expense                       6.4          1.2          0.2          3.5         11.3

EBITDA*                                 (15.6)         6.3          7.3         13.1         11.0

Goodwill Amortization                     1.0          1.0          1.0          1.0          4.0
Other Depreciation & Amortization        10.3         11.0         11.6         12.2         45.1
Other Expense                             1.5          1.7          1.9          1.8          6.9

Net Loss                                (28.3)        (7.4)        (7.2)        (1.9)       (45.0)

Loss per share                        $ (0.54)     $ (0.14)     $ (0.14)     $ (0.04)     $ (0.85)

* before non-cash charges